EXHIBIT 99.1

Parlux Appoints Rachlin, Cohen & Holtz LLP

As Independent Registered Public Accounting Firm

FORT LAUDERDALE, FLORIDA October 1, 2007 - Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that the Audit Committee of its Board of Directors has appointed Rachlin, Cohen & Holtz LLP ("Rachlin") as its independent registered public accounting firm for the fiscal year ended March 31, 2008, and has terminated the engagement of Deloitte & Touche LLP ("Deloitte") effective September 26, 2007.

There were no disagreements with Deloitte for the fiscal years ended March 31, 2006 or 2007 or for the interim period subsequent to March 31, 2007, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements for such periods.

Parlux's Audit Committee believes it is prudent for Parlux to retain Rachlin, a large South Florida based audit firm with a structure and capability that is better suited for a public company of its size.

About Parlux
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of GUESS?, Jessica Simpson, Nicole Miller, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund, and Fred Hayman Beverly Hills.

Certain Information Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions and continued compliance with the covenants in our credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954)316-9008
CONTACT:	Neil J. Katz Ext. 8116
Raymond J. Balsys 8106
Web Site:	www.parlux.com